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                                                                EXHIBIT 10.31(a)

                            PRIVATE BRANDS AGREEMENT

            This PRIVATE BRANDS AGREEMENT (this "Agreement"), dated as of October 30, 2006 and effective as of October 29, 2006 (the "Effective Time"), is made between Belk, Inc., a Delaware corporation ("Seller"), and The Bon-Ton Stores, Inc., a Pennsylvania corporation ("Buyer").

                                    RECITALS

            WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of August 1, 2006, by and between Saks Incorporated ("Saks") and Seller (the "Stock Purchase Agreement"), Saks has sold to Seller, and Seller has purchased, all of the outstanding capital stock of Parisian Stores, Inc., an Alabama corporation, Parisian Wholesalers, Inc., an Alabama corporation, and Parisian Alabama, Inc., a Delaware corporation (each, a "Company" and, collectively, the "Companies"); and

            WHEREAS, following the completion of the transactions contemplated by the Stock Purchase Agreement, the Companies were merged with and into Seller; and

            WHEREAS, Seller is engaged in the business of owning and operating retail department stores under the nameplate Parisian (the "Parisian Business"); and

            WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, Saks and Seller have entered into a Private Brands Agreement, dated as of October 25, 2006 (the "Saks Private Brands Agreement"), pursuant to which Saks and Seller have made certain agreements with respect to the sale of merchandise bearing private label brands; and

            WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of October 23, 2006, by and between Seller and Buyer (the "Asset Purchase Agreement"), Seller has sold to Buyer, and Buyer has purchased, certain assets used in connection with the operation of the following four Parisian department stores that Seller acquired as part of the Parisian Business (collectively, the "Stores"): Fairfield Commons, Beavercreek, Ohio; Circle Center, Indianapolis, Indiana; Meadowbrook Mall, Rochester Hills, Michigan; and Laurel Park Place, Livonia, Michigan; and

            WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, Seller and Buyer desire to enter into certain agreements with respect to the sale of merchandise bearing private label brands by Buyer at the Stores.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

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            1.    SCOPE.

            (a) For the purposes of this Agreement: (i) "Products" shall mean collectively Inventory Products, On Order Products, Direct Order Merchandise and Replenishment Merchandise; (ii) "Inventory Products" shall mean merchandise bearing a Private Brand in the inventory of the Business (as defined in the Asset Purchase Agreement) at the Effective Time that is located in the Stores or is being held for sale in the Stores; (iii) "On Order Products" shall mean merchandise, including sample merchandise, attributable to the Business bearing a Private Brand that is the subject of purchase orders or commitment sheets issued by Saks or its Affiliates or Seller or its Affiliates and accepted by Vendors prior to the Effective Time that was ordered for the Stores and scheduled for delivery to the Stores on or prior to February 20, 2007 and remain unfilled as of the Effective Time, all as set forth on Schedule 1 attached hereto; (iv) "Direct Order Merchandise" shall mean merchandise bearing a Private Brand sourced from Vendors located in the United States that Seller or its Affiliate or Saks or its Affiliate or Buyer or its Affiliate (to the extent permitted by the applicable Vendors) shall order directly from the Vendors in accordance with this Agreement, but excluding Replenishment Merchandise; (v) "Replenishment Merchandise" shall mean regularly stocked merchandise bearing a Private Brand that Seller or its Affiliate or Saks or its Affiliate or Buyer or its Affiliate (to the extent permitted by the applicable Vendors) shall maintain on its replenishment system and order directly from Vendors for the Parisian Business including the Stores and as to which Seller or its Affiliates shall otherwise deal directly with Vendors; (vi) "Saks Sourced Products" shall mean, collectively, Inventory Products and On Order Products; and (vii) "Private Brands" shall mean, collectively, those trademarks set forth on Exhibit A and identified as owned by third parties and licensed to Saks ("Third Party Brands") or Seller or its Affiliates ("Seller Licensed Brands") or owned by Seller or its Affiliates ("Seller Owned Brands"). Notwithstanding the foregoing, Associated Merchandising Corporation shall not be a Vendor of Direct Order Merchandise but shall be a Vendor of On Order Products and Replenishment Merchandise.

            (b) Subject to obtaining any necessary consents or approvals from Vendors or the owners or licensors of any applicable Third Party Brands, Buyer's obligations to purchase Inventory Products and On Order Products shall be firm and not subject to modification or cancellation.

            (c) Buyer acknowledges that: (i) neither Saks nor Seller is a manufacturer of the Products; (ii) Saks has entered or will enter into agreements with one or more third party vendors, agents or service providers ("Vendors") to enable Saks to deliver Saks Sourced Products to Seller and Seller to acquire Replenishment Merchandise and Direct Order Merchandise from Vendors;
(iii) Saks has agreed that Seller and its Affiliates may enter into direct business relationships with Vendors of Replenishment Merchandise and Direct Order Merchandise for the purposes of acquiring such merchandise; and (iv) Buyer will receive the benefits of Saks' and Seller's business relationships with Vendors and the owners or licensors of the Third Party Brands.

            (d) With respect to Products bearing Third Party Brands ("Third Party Branded Products"), Buyer acknowledges that: (i) neither Saks nor Seller owns the Third Party Brands; (ii) Saks has entered into license agreements with third parties that impose upon Saks certain obligations and restrictions with respect to the use of Third Party Brands and the sale and

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marketing of the Third Party Branded Products; (iii) Saks must obtain the consent of the owners or licensors of the Third Party Brands in order to permit the transfer or sale to Seller of Third Party Branded Products (including Third Party Branded Products which Seller will transfer or sell to Buyer), and the resale of the Third Party Branded Products to customers (including Third Party Branded Products sold in the Stores); (iv) it shall be necessary for Seller to take certain actions with respect to Third Party Branded Products in order to prevent Saks from being in breach or default of obligations under its license agreements for the Third Party Brands (and for Buyer to take certain actions with respect to Third Party Branded Products under this Agreement in order to prevent Seller from being in breach or default of its obligations under the Saks Private Brands Agreement); and (v) agreements relating to Third Party Brands may terminate prior to the expiration or termination of this Agreement (in which case Saks shall be under no obligation to make such Third Party Branded Products available to Seller and Seller shall be under no obligation to make such Third Party Branded Products available to Buyer).

            (e) Subject to any obligations under the license agreements for Third Party Brands and the obligations of Seller under the Saks Private Brands Agreement, Buyer will promote, market and sell the Third Party Branded Products in the Stores in the same manner and to the same extent as the Third Party Branded Products were promoted, marketed and sold by Seller and its Affiliates prior to the Effective Time. Without limiting the generality of the foregoing, Buyer shall be responsible for the proportionate share attributable to the Business (to the extent not prohibited by the applicable Vendors) of Seller's portion of any advertising or promotional obligations set forth in any license agreement between Saks and the owner or licensor of any Third Party Brand in effect as of the Effective Time which are charged to Seller pursuant to the Saks Private Brands Agreement and any such license agreement entered into after the Effective Time with the consent of Seller and Buyer with the owner or licensor of a Third Party Brand which are charged to Seller pursuant to the Saks Private Brands Agreement. Subject to the consent of the owner or licensor of each Third Party Brand, Buyer shall sell the Third Party Branded Products purchased hereunder to retail customers in the ordinary course of business only in the Stores. With respect to the promotion, marketing and sale of Third Party Branded Products in the Stores, when and as requested (subject to reasonable notice) by Saks or Seller, Buyer shall take any action deemed reasonably necessary by Saks or Seller to protect the image, reputation and goodwill represented by the Third Party Brands, to enable Seller to remain in compliance with its obligations under the Saks Private Brands Agreement, and to enable Saks to remain in compliance with Saks' obligations under any license agreement in effect as of the Effective Time and any such license agreement entered into after the Effective Time with the consent of Seller and Buyer with the owner or licensor of a Third Party Brand. Without limiting the generality of the foregoing, when and as requested by Saks or Seller, Buyer shall: (i) deliver to Seller copies of advertising or promotional material for Third Party Branded Products with respect to the Stores; and (ii) modify or discontinue any advertising or promotional material or other activity or practice with respect to the Third Party Branded Products with respect to the Stores that is not in compliance with the requirements of this Agreement or the Saks Private Brands Agreement or Saks' license agreements for the Third Party Brands.

            (f) Buyer shall not alter any Third Party Brand on any Third Party Branded Product, apply or use any Third Party Brand on other goods or with respect to any services, or relabel, retag (to the extent of modifying any Private Brand or tradename on a tag), modify or repackage the Third Party Branded Products in any manner. Seller's obligation to deliver or sell

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to Buyer any Saks Sourced Products under this Agreement or the Asset Purchase
Agreement, or Buyer's or Seller's right to purchase from Vendors Replenishment Merchandise or Direct Order Merchandise for the Stores, shall be conditioned upon the receipt by Saks of any consent or approval required under an agreement between Saks and a Vendor or the owner or licensor of any Third Party Brand. Seller hereby agrees to exercise all rights of Seller under the Saks Private Brands Agreement to cause Saks to use its commercially reasonable efforts to obtain from any Vendors or the owners or licensors of any applicable Third Party Brand any consents necessary for Saks to perform its obligations under the Saks Private Brands Agreement and for Seller to perform its obligations under this Agreement and for Buyer to sell all Third Party Branded Products purchased hereunder in the ordinary course of business at the Stores in accordance with the requirements of the license agreements for the Third Party Brands, provided neither Saks nor Seller shall be obligated to pay any money or provide other consideration to a Vendor or the owner or licensor of a Third Party Brand in order to obtain any such consent. The delivery or sale of Third Party Branded Products to Buyer pursuant to this Agreement shall not be deemed to be a grant to Buyer of any right, title, interest or license in and to the Third Party Brands or other intellectual property rights in the Third Party Branded Products other than the limited right to promote, market and sell the Third Party Branded Products at the Stores in accordance with the terms of the Saks Private Brands Agreement and this Agreement. Buyer shall not seek to register or otherwise contest the ownership of any Third Party Brand used on the Products.

            (g) Buyer acknowledges that: (i) Saks' agreement with AMC ("AMC Agreement"), a Vendor of Saks Sourced Products, Direct Order Merchandise and Replenishment Merchandise, contains an annual minimum service charge requirement with respect to Saks Sourced Products to be purchased under this Agreement and Replenishment Merchandise and Direct Order Merchandise to be purchased directly by Saks or Seller or Buyer; and (ii) Saks' license agreement with the owner or licensor of certain Third Party Brands contain annual minimum royalty obligations with respect to the Retail Sales (as hereinafter defined) of certain Third Party Branded Products. The quantities of Saks Sourced Products to be purchased under the Saks Private Brands Agreement by Saks from AMC and Replenishment Merchandise and Direct Order Merchandise to be purchased by Seller or Buyer directly from AMC pursuant to this Agreement represent a substantial portion of the goods to be purchased by Saks under the AMC Agreement. The royalties attributable to certain Third Party Branded Products to be purchased under the Saks Private Brands Agreement represent a significant portion of Saks' minimum royalty obligations under the applicable license agreements for the Third Party Brands. Accordingly, Buyer shall be responsible for a proportionate share represented by the Business of Seller's share of any shortfall in meeting the applicable minimums set forth in Exhibit B to the Saks Private Brands Agreement if, in the case of the AMC Agreement, Seller's purchases of Saks Sourced Products purchased by Saks from AMC or Replenishment Merchandise and Direct Order Merchandise purchased by Seller or Buyer from AMC, or in the case of the license agreements, royalties from Retail Sales of the affected Third Party Branded Products, fail to meet the minimum amounts set forth on Exhibit B to this Agreement for the periods indicated; provided, however, that Buyer shall not be responsible for any portion of the shortfall to the extent that any portion of such shortfall is attributable to the failure of Saks to obtain from any Vendors or the owners or licensors of the affected Third Party Brands any consents or approvals required under any agreement between Saks and a Vendor or such owner or licensor. Subject to the foregoing, Buyer's proportionate share of Seller's share of a shortfall shall be equal to: (A) in the case of the

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AMC Agreement, the amount, if any, by which the minimum set forth on Exhibit B to this Agreement exceeds the sum of the service charges payable to AMC attributable to Seller's actual purchases on behalf of Buyer pursuant to this Agreement of Saks Sourced Products, and all purchases pursuant to this Agreement of Direct Order Merchandise and Replenishment Merchandise, for the Stores and sourced through AMC; and (B) in the case of each of the affected Third Party Branded Products, the amount, if any, by which the minimum set forth on Exhibit B to this Agreement exceeds the sum of the royalties actually paid by Saks based upon Buyer's Retail Sales of such Third Party Branded Products. For the purposes of this Agreement, "Retail Sales" shall mean Buyer's gross retail sales price of the Third Party Branded Products, less amounts granted for returns or allowances to retail customers who purchase the Third Party Branded Products. Retail Sales shall not include any sales or use taxes collected by Buyer from a retail customer. Notwithstanding the foregoing, Buyer shall not be obligated to pay any share of a shortfall for an applicable period if Saks or Seller is not obligated to pay any shortfall with respect to its contracted minimum to AMC or the owner or licensor of a Third Party Brand. Seller agrees that Buyer shall receive a credit against the AMC minimum service charges and the minimum royalty charges of Third Party Branded Products set forth in Exhibit B to this Agreement in the amount of any excess above required minimums of service charges or commissions attributable to purchases of merchandise by Buyer directly from AMC or any excess above required minimums of royalties in respect of such Third Party Branded Products pursuant to any private brands agreement between Saks and Buyer with respect to other stores operated by Buyer; provided, however, that Buyer shall indemnify and hold harmless Seller (without regard to any limitations set forth in Section 10(a); except that Buyer shall have no indemnity obligation hereunder to the extent that such claims arise from the fraud, gross negligence or willful misconduct of Seller or its Affiliates) against any damages incurred by Seller to Saks resulting from Buyer's setoff of such amounts against the minimums set forth in Exhibit B to this Agreement provided that Buyer shall be given notice of and have the right to defend any such claim brought by Saks and Seller shall not settle any such claim without the prior written consent of Buyer.

            (h) Buyer acknowledges that Saks' license agreement with the licensor of the Laura Ashley Brands ("Laura Ashley License") expires on December 31, 2007, and that Saks has an obligation for minimum royalties through such date. On or prior to the expiration or termination of the Saks Private Brands Agreement, Seller shall enter into a sublicense agreement or similar arrangement with Saks under the terms of which Seller will be licensed to source Laura Ashley branded merchandise from third parties, will be obligated to pay the royalties on the Retail Sales of such merchandise, and will be obligated to pay its proportionate share of the minimum royalties of Saks determined in accordance with the principles set forth in Section 1(g). The sublicense will contain such other terms and conditions as are required under the Laura Ashley License and as are customary for an agreement of this nature. The sublicense shall be subject to the consent of the licensor under the terms of the Laura Ashley License. Seller will use commercially reasonable efforts to cause Saks to enter into a sublicense agreement or similar arrangement with Buyer under the terms of which Buyer will be licensed to source Laura Ashley branded merchandise from third parties, will be obligated to pay the royalties on the Retail Sales of such merchandise at the Stores, and will be obligated to pay its proportionate share of the minimum royalties of Saks determined in accordance with the principles set forth in Section 1(g).

            (i) Under the Saks Private Brands Agreement, Saks has agreed to permit Seller to establish a direct business relationship with each Vendor of Replenishment Merchandise

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and Direct Order Merchandise. Seller shall provide Buyer such information as
Buyer may reasonably require in order for Buyer to place orders for Replenishment Merchandise and Direct Order Merchandise through Seller. Seller agrees that it shall, at the request of Buyer, place orders for Replenishment Merchandise and Direct Order Merchandise on behalf of Buyer until such time as Buyer shall have the right and the ability to place such orders directly with such Vendors. The commercial terms for the acquisition by Seller on behalf of Buyer of Replenishment Merchandise and Direct Order Merchandise shall be established between Seller and the Vendors, with the prior written consent of Buyer. Without limiting the generality of the foregoing, all orders for Replenishment Merchandise and Direct Order Merchandise for the Stores by Seller on behalf of Buyer shall, at the request of Buyer, be placed by Seller for the account of Buyer directly with each Vendor, with invoices for the Replenishment Merchandise and Direct Order Merchandise with respect to such orders to be issued by each Vendor to Seller and by Seller to Buyer, and payment to be made by Buyer directly to Seller on or before the date on which payment is required to be made on an invoice submitted by each Vendor. Replenishment Merchandise and Direct Order Merchandise for the Stores bearing Third Party Brands shall be subject to the royalty obligations under Section 2(c). Replenishment Merchandise purchased for the Stores from AMC shall be credited against Buyer's proportionate share of Seller's portion of Saks' annual minimum service charge obligation to AMC under Section 1(g). In connection therewith, within ten (10) days following the end of each month, Buyer shall submit to Seller a written report identifying the quantity, Buyer's fully landed cost and first cost of any Replenishment Merchandise purchased for the Stores from AMC and delivered to Buyer during the preceding month, and such other information as Seller may reasonably require.

            (j) THIS AGREEMENT AND THE ASSET PURCHASE AGREEMENT STATE THE ONLY TERMS AND CONDITIONS UNDER WHICH SELLER SHALL SELL TO BUYER, AND BUYER SHALL PURCHASE FROM SELLER, THE SAKS SOURCED PRODUCTS.

            2.    PRICE AND SALES REPORTS.

            (a) The price for Inventory Products has been established and shall be deemed to be subsumed within the purchase price for the Assets purchased under the Asset Purchase Agreement.

            (b) The price for On Order Products for the Stores shall be Saks' fully landed cost for such Products (including the invoice price from each Vendor of On Order Products, all freight (air, ocean or land), insurance, duties, brokers or agents fees or commissions, imposts, levies, taxes or other amounts paid by Saks with respect to the procurement of On Order Products) plus a load factor allocated to the Products. The load factor shall be seven and one-half percent (7.5%) of the fully landed cost of the On Order Products.

            (c) Seller shall exercise its rights under the Saks Private Brands Agreement to cause Saks to pay when due all royalties payable by Saks to the owners or licensors of the Third Party Brands. Within fifteen (15) days following the end of a calendar quarter (i.e., each three (3) month period ending on March 31, June 30, September 30 and December 31 of each year), Buyer shall submit to Seller, and Seller shall incorporate into Seller's report submitted to Saks, a written sales report signed and certified as accurate in all material respects by an officer of Buyer

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identifying the Retail Sales of each category of Third Party Branded Products sold by Buyer in the Stores during the applicable quarter. Such report shall be required even if no sales of a particular Third Party Branded Product have been made in the Stores in such quarter. In no event shall Seller's receipt of Buyer's report be deemed to be a waiver of Seller's right to challenge (on behalf of itself or the owner or licensor of a Third Party Brand) the accuracy of any report or the amount of any payment due from Buyer.

            (d) So long as Seller is required to maintain an irrevocable letter of credit ("LOC") for the benefit of Saks under the Saks Private Brands Agreement, Buyer shall pay to Seller a proportionate share of the fees paid and payable to the issuer of such LOC (the "LOC Bank") with respect to the issuance and maintenance of such LOC during the Term. Seller shall submit to Buyer (i) within five (5) days after the date of this Agreement an invoice for Buyer's proportionate share of any LOC fees prepaid by Seller with respect to the issuance of the LOC prior to the date hereof for periods during the Term and
(ii) at least five (5) days prior to the date on which Seller shall be obligated to pay any additional fees to the LOC Bank with respect to the maintenance of the LOC during the Term an invoice for Buyer's proportionate share of such fees. Buyer shall pay the amount of each invoice submitted by Seller pursuant to this
Section 2(d) within five (5) days of the date of such invoice. Buyer's proportionate share of any applicable LOC shall be equal to that percentage of the total On Order Products secured by such LOC that are designated for the Stores.

            3.    DELIVERY, TITLE AND RISK OF LOSS.

            (a) Inventory Products shall be deemed to be delivered to Buyer as of the date hereof. On Order Products shall be deemed to be delivered to Buyer at such time as the On Order Products are delivered to Saks by a Vendor under the applicable purchase order or other agreement between Saks and the Vendor but only after the date that such On Order Products have been identified for shipment to the Stores.

            (b) Freight, insurance and other costs attributable to the delivery and sale of On Order Products shall be determined in accordance with Saks' past practices.

            (c) Title and risk of loss for Inventory Products shall be deemed to have passed to Buyer as of the date hereof. Title and risk of loss for On Order Products shall be deemed to pass automatically from Seller to Buyer at such time as title and risk of loss passes from the Vendor to Saks pursuant to the applicable purchase order or other agreement between Saks and the Vendor.

            (d) Upon receipt Buyer shall have the right to reject any delivery of On Order Products that is shipped late or that is non-conforming, provided Buyer indemnifies Seller with respect to all claims that may arise with respect to such rejection without regard to any limitations set forth in Section 10(a) except to the extent that such claims arise from the fraud, gross negligence or willful misconduct of Seller or its Affiliates.

            4.    BILLING AND PAYMENT.

            (a) Buyer shall promptly pay Seller's invoices and other amounts due under this Agreement. Seller will provide reasonable additional information requested by Buyer in

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writing supporting Seller's invoices. Unless otherwise provided herein or directed otherwise by Seller, Buyer shall pay all invoices or other amounts due, as applicable, in the case of invoices, not later than fifteen (15) days following receipt by Buyer of Seller's invoice, or, in the case of other amounts, on the due date. Buyer shall not be entitled to offset any amounts owing to it by Saks or any of Saks' Affiliates or Seller or any of Seller's Affiliates against amounts payable by Buyer hereunder or under any other agreement or arrangement. Should Buyer reasonably and in good faith dispute any portion of an invoice, Buyer shall pay the undisputed portion of the invoice in accordance with this Section 4(a) and promptly notify Seller in writing of the nature and basis of the dispute.

            (b) All charges and fees to be paid by Buyer to Seller under this Agreement are exclusive of any applicable taxes required by law to be collected from Buyer (including withholding, sales, use, excise or services taxes, which may be assessed on the provision of any services hereunder). If a withholding, sales, use, excise or services tax is assessed on the delivery or sale of Saks Sourced Products or the provision of any other services under this Agreement, Buyer shall pay directly, reimburse or indemnify Seller and its Affiliates for such tax. The parties shall cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other party; provided that if any such tax is assessed against Seller by Saks, Buyer shall be obligated to pay directly, reimburse or indemnify Seller and its Affiliates for such tax.

            (c) All payments required to be made pursuant to this Agreement shall bear interest from and including: (i) the date ten (10) days following receipt by Buyer of Seller's invoice for undisputed invoiced amounts (but only in cases in which Buyer has not paid within ten (10) days following receipt by Buyer of Seller's invoice); or (ii) the due date with respect to other amounts, in each case to but excluding the date of payment at a rate equal to one percent (1%) per month, or such higher rate as Saks or Seller may be obligated to pay to an owner or licensor under a license agreement for a Third Party Brand, or to a Vendor under an applicable agreement or purchase order. Such interest shall be payable at the same time as the payment to which it relates is made and shall be calculated on the basis of the number of days (excluding the payment date) by which the payment date follows the date such payment is due.

            5.    BOOKS AND RECORDS; AUDITS.

            (a) Buyer shall prepare and maintain complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account and records) covering all transactions arising out of or relating to this Agreement. Seller and its duly authorized representatives (or in the case of Third Party Branded Products, the owner or licensor of the Third Party Brand), upon appropriate advance notice to Buyer, shall have the right, during regular business hours, for the duration of this Agreement, and for a term of one (1) year following the early termination or expiration of this Agreement, to audit said books of account and records and examine all other documents and materials in the possession of, or under the control of, Buyer with respect to the subject matter of this Agreement. All such books of account, records and documents shall be kept available by Buyer for at least one (1) year after the early termination or expiration of this Agreement.

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            (b) If, as a result of any audit of Buyer's books and records, it is shown that with respect to any calendar quarter during the Term (as hereafter defined), royalties or minimums paid by Buyer to Seller were: (i) less than the amounts which should have been paid, Buyer immediately shall pay such shortfall to Seller together with the interest due under Section 4(e) with respect to the shortfall; and (ii) greater than the amounts which should have been paid, Seller shall refund such overpayment to Buyer to the extent Seller is entitled to, or obtains after utilizing commercially reasonable efforts without incurring any cost or expense, a refund of the overpayment from a Vendor or the owner or licensor of a Third Party Brand. If the amount of a shortfall is equal to or more than the percentage in the applicable license agreement for a Third Party Brand of the payment actually due Seller, Buyer shall reimburse Seller for the cost to Seller of such audit.

            (c) In addition to any inspection or audit by Seller under Section 5(a). Buyer shall permit Saks and the owner or licensor of a Third Party Brand, as applicable, to inspect the facilities and operations where Buyer conducts business activities with respect to Stores to the extent required by the Saks Private Brands Agreement or the agreement relating to the applicable Third Party Brand.

            6.    TERM OF AGREEMENT; TERMINATION.

            (a) This Agreement shall commence on the Effective Time and shall continue (unless sooner terminated pursuant to the terms hereof) through January 31, 2007 ("Term"). This Agreement shall not be subject to renewal.

            (b) Buyer may terminate this Agreement at any time upon written notice to Seller in the event of a material breach of this Agreement by Seller. Such termination shall become effective thirty (30) days from the date of Seller's receipt of such notice unless the breach is cured.

            (c) Seller may terminate this Agreement at any time upon written notice to Buyer in the event of a material breach of this Agreement by Buyer. Such termination shall become effective thirty (30) days from the date of Buyer's receipt of such notice unless the breach is cured; provided, that if such breach relates to the non-payment by Buyer of any amount due under Section 4, then termination under this Section 6(c) shall be effective twenty (20) days from the date of receipt of notice of breach from Seller unless all unpaid fees or expenses that are in payment default have been paid in full within such 20-day period.

            (d) Following the expiration of this Agreement under Section 6(a) or the termination of this Agreement by Buyer under Section 6(b). but subject to the terms and conditions of this Agreement, Seller shall continue to deliver any previously undelivered On Order Products. Following any termination of this Agreement by Seller under Section 6(c). but subject to the terms and conditions of this Agreement, Seller may elect to continue to deliver any previously undelivered On Order Products, provided under no circumstances shall Seller be obligated to do so.

            (e) Notwithstanding any other provision in this Agreement to the contrary, whether this Agreement expires or is terminated by Seller or Buyer, or whether this Agreement is subject to a partial termination under Section 7, Buyer shall remain liable for the payment of all amounts due with respect to Products delivered under the terms of this Agreement, even though Products may not be delivered or sold until after such expiration or termination; provided that the parties acknowledge and agree that Buyer shall have no obligation with respect to any Product that is not scheduled for delivery to the Stores prior to February 20, 2007. Further, in the event of expiration or termination of this Agreement, Sections 1(e) through l(i), 2, 3, 4, 5, 6, 8, 10, 11 and 13 through 22 shall continue in full force and effect; provided that Sections 1(g) and 1(h) shall not survive if this Agreement is terminated pursuant to Section 6(b). Notwithstanding any other provisions of this Agreement, in no event will Buyer have any obligations whatsoever arising from Section 1(g) or otherwise relating to the minimum service charges or royalties set forth in Exhibit B or for any load factor payments pursuant to Section 2(b), in any such case for any period other than during the Term.

            7. PARTIAL TERMINATION. Subject to Section 6(d), this Agreement shall automatically terminate with respect to: (i) any category of Third Party Branded Product upon the expiration or termination for any reason of the applicable license agreement between Saks and the owner or licensor of the Third Party Brand; (ii) any other Product affected by the expiration or termination of a purchase order, sourcing or other agreement between Saks or Seller and a Vendor of the Product; or (iii) all Products upon termination of the Saks Private Brands Agreement.

            8. CONFIDENTIALITY. Each party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other party (and in the case of Buyer information of Saks and its Affiliates disclosed by Seller or any of its Affiliates to Buyer) disclosed to it by reason of this Agreement (the "Confidential Information") confidential, and shall not disclose or permit to be disclosed any such Confidential Information to any third party unless legally required to disclose such information; provided, however, that to the extent that a Person receiving Confidential Information hereunder may receive the written advice of outside counsel that disclosure of any Confidential Information is required in order that such Person not commit a violation of law, such Person: (a) to the extent not inconsistent with such Person's obligation to disclose, will give the other party hereto prompt notice of such request so that such party may seek an appropriate protective order; (b) may only disclose such information if it shall first have used commercially reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (c) if such protective order or other remedy is not obtained, or the other party waives such Person's compliance with the provisions of this Section 8, shall only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used herein, "Confidential Information" does not include any information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the party receiving the Confidential Information in violation of this Agreement; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party; (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party's knowledge, subject to any legally binding obligation to keep such information confidential; or (iv) such party demonstrates is or was independently developed by or on behalf of a party without the direct or indirect use of any of the other party's Confidential Information.

            9. THIRD PARTY NON-DISCLOSURE AGREEMENTS. To the extent that any information disclosed under this Agreement requires a specific form of non-disclosure agreement under the terms of an applicable license agreement for a Third Party Brand as a condition of its disclosure or use, Buyer shall execute (and shall cause Buyer's employees to execute, if and to the extent required) any such form in substantially the same form executed by Saks or Seller (if required). To the extent Buyer reasonably requires information with respect to a license agreement for a Third Party Brand, Seller will exercise its rights under the Saks Private Brands Agreement to require Saks to provide such information, subject to obtaining any necessary consent from the licensor. Buyer acknowledges that a licensor may grant or withhold any such consent in its sole discretion.

            10.   LIMITATION OF LIABILITY; DISCLAIMER; INDEMNITY.

            (a) Neither party nor their respective Affiliates shall be liable to the other party and its Affiliates or any third party for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages arising from any claim relating to this Agreement or any of the Products to be provided hereunder or the performance of or failure to perform such party's obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, all of which are hereby excluded by agreement of the parties regardless of whether or not a party to this Agreement has been advised of the possibility of such damages. Any of the foregoing categories of damages Seller is required to pay a third party on account of or attributable to Buyer's conduct shall be deemed to be direct damages of Seller and not subject to the previous sentence. SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS OR NON-INFRINGEMENT. Seller shall have no liability to Buyer for any breach by Saks of its obligations under the Private Brands Agreement so long as Seller uses its commercially reasonable efforts to exercise all rights of Seller under the Private Brands Agreement in respect of such breach. Notwithstanding the foregoing, Seller's cumulative aggregate liability to Buyer and its Affiliates under this Agreement shall not exceed the amount paid by Buyer for the Products giving rise to the claim unless such claim arises from fraud or willful misconduct of Seller or its Affiliates. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 10(a) shall not apply with respect to any breach of Section 8.

            (b) Buyer shall indemnify Seller and its Affiliates against all Losses attributable to: (i) third party claims arising from or relating to the activities contemplated by this Agreement to the extent that such Losses arise from the fraud, gross negligence or willful misconduct of Buyer, any of its Affiliates or any of their respective employees, officers or directors; and (ii) product liability claims involving personal injury or property damage arising out of the use of any Product sold by Buyer at the Stores. With respect to product liability claims, nothing in the foregoing indemnity shall preclude Buyer from seeking recourse against the manufacturer of any Product giving rise to the claim.

            (c) Seller shall indemnify Buyer and each of its Affiliates against all Losses attributable to any third party claims arising from or relating to the activities contemplated by this Agreement to the extent that such Losses arise from the fraud, gross negligence or willful misconduct of Seller, any of its Affiliates or any of their respective employees, officers or directors.

            (d) All claims for indemnification pursuant to this Section 10 shall be made in accordance with the procedures set forth in Sections 11.3 and 11.5 of the Asset Purchase Agreement.

            (e) At its expense, Buyer shall procure and maintain in full force and effect at all times during which the Products are being sold by Buyer at the Stores, and for a period of one (1) year thereafter, with responsible insurance carriers reasonably acceptable to Seller at least Five Million Dollars ($5,000,000) of products liability insurance coverage with respect to its sale of the Products at the Stores. Such insurance coverage shall name Seller as an additional insured and shall provide for a minimum of twenty (20) days prior written notice to Seller in the event that the insurance carrier intends to cancel or substantially reduce the insurance coverage. Such insurance coverage may be obtained in conjunction with a policy of product liability insurance which covers other products manufactured and/or sold by Buyer. Buyer shall also procure and maintain during the Term of this Agreement and for a period of one
(1) year thereafter, at least the minimum business insurance coverages, including but not limited to bodily injury, property damage, workers compensation, business interruption and general liability that are required by the laws and regulations of any jurisdiction in which Buyer sells the Products. Upon request, Buyer shall furnish or cause to be furnished to Seller a certificate(s) of insurance evidencing the maintenance of the insurance coverages required by this Section 10(e).

            11. RELATIONSHIP OF PARTIES. The contractual relationship between the parties established under this Agreement is solely that of seller and purchaser. Except as specifically provided herein, neither party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party; or (b) in any way bind or commit the other party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties' respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

            12. FORCE MAJEURE. If Saks or any of its Affiliates or Seller or any of its Affiliates or any Vendor is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of the Saks Private Brands Agreement or this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any governmental or military authority or Buyer, then upon notice to Buyer, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Seller shall have no liability to Buyer, its Affiliates or any other Person in connection therewith. Seller and Buyer shall make commercially reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability; provided, however, that nothing in this Section 12 will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of Seller, are contrary to its interest or require that Seller take any action against Saks. It is understood that the settlement of a strike, walkout, lockout or other labor dispute or a dispute with Saks under the Saks Private Brands Agreement will be entirely within the discretion of Seller.

            13. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

            If to Seller, to:

                     Belk, Inc.
                     2801 West Tyvola Road
                     Charlotte, NC 28217
                     Facsimile: (704)357-1883
                     Attention: General Counsel

            with a copy to:

                     King & Spalding
                     1180 Peachtree Street
                     Atlanta, GA 30309
                     Facsimile: (404) 572-5132
                     Attention: John D. Capers, Jr.

            If to Buyer, to:

                     The Bon-Ton Stores, Inc.
                     2801 East Market Street
                     York, Pennsylvania 17402
                     Facsimile: (717) 751-3008
                     Attention: Vice President and General Counsel

            with a copy to:

                     Wolf, Block, Schorr and Solis-Cohen LLP
                     1650 Arch Street, 22nd Floor
                     Philadelphia, Pennsylvania 19103
                     Facsimile: (215) 977-2334
                     Attention: Henry Miller, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

            14. SUCCESSORS AND ASSIGNS. The rights under this Agreement shall not be assignable by Buyer and the duties shall not be delegated by Buyer without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed; provided, however, that Buyer may assign its rights under this Agreement to any direct or indirect wholly owned subsidiary of Buyer provided that no such assignment shall relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except for the rights afforded owners or licensors of Third Party Brands expressly set forth herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14 any right, remedy or claim under or by reason of this Agreement. Without limiting the generality of foregoing, Buyer acknowledges that except as set forth herein this Agreement does not confer upon Buyer any rights under the Saks Private Brands Agreement and that under no circumstances will Buyer have any right to make any claim against Saks or otherwise to communicate with Saks with respect to the transactions contemplated by this Agreement except through Seller as specifically provided in this Agreement.

            15. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits attached hereto and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (it being understood, however, that the Asset Purchase Agreement and agreements contemplated thereby set forth certain additional understandings between Seller and Buyer regarding the relationship between Seller and Buyer after the Effective Time). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of the parties hereto.

            16. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

            17. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            18. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

            19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof except Section 5-1401 of the New York General Obligations Law.

            20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            21. INTERPRETATION. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Asset Purchase Agreement. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

            22. EXHIBITS AND SCHEDULES. Exhibits A and B shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed, ail as of the Effective Time.

                                BELK, INC.

                                By: /s/ Ralph A. Pitts
                                    -------------------------------------
                                      Name: Ralph A. Pitts
                                      Title: Executive Vice President and
                                             General Counsel

                                THE BON-TON STORES, INC.

                                By:
                                    -------------------------------------
                                      Name:
                                      Title:

                                 SIGNATURE PAGE
                                       TO
                            PRIVATE BRANDS AGREEMENT

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed, all as of the Effective Time.

                                BELK, INC.

                                By:
                                    --------------------------------------
                                      Name:
                                      Title:

                                THE BON-TON DEPARTMENT STORES, INC.

                                By: /s/ Keith E. Plowman
                                    --------------------------------------
                                      Name: Keith E. Plowman
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                 SIGNATURE PAGE
                                       TO
                            PRIVATE BRANDS AGREEMENTS